Exhibit 3.1

Execution Version

CERTIFICATE OF MERGER

OF

THE HOWARD HUGHES CORPORATION

WITH

HHC MERGER SUB CO.

Pursuant to Title 8, Section 251(g) of the Delaware General Corporation Law (“DGCL”), the undersigned corporation hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation
The Howard Hughes Corporation	Delaware
HHC Merger Sub Co.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of August 11, 2023 (the “Agreement”) by and among The Howard Hughes Corporation, Howard Hughes Holdings Inc. and HHC Merger Sub Co., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Sections 251(c) and 251(g) of the DGCL (and, with respect to HHC Merger Sub Co., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation is The Howard Hughes Corporation.

FOURTH: At the effective time of the merger, the certificate of incorporation of the surviving corporation as in effect immediately prior to the merger shall be amended and restated in its entirety as set forth in ANNEX A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Agreement is on file at 9950 Woodloch Forest Drive, Suite 1100, The Woodlands, Texas 77380, the principal place of business of the surviving corporation.

SIXTH: A copy of the Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger shall become effective at 4:01 p.m., Eastern Time, on August 11, 2023.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 11th day of August, 2023.

THE HOWARD HUGHES CORPORATION

By:	/s/ David O’Reilly
Name:	David O'Reilly
Title:	Chief Executive Officer

[Signature Page – Certificate of Merger]

[ANNEX A]

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE HOWARD HUGHES CORPORATION

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE HOWARD HUGHES CORPORATION

FIRST. The name of the corporation is THE HOWARD HUGHES CORPORATION.

SECOND. The Registered Office in the state of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The Registered Agent at that address is Corporation Service Company.

THIRD. The purpose of The Howard Hughes Corporation (the “Corporation”) is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of common stock having the par value of $0.01 per share (“Common Stock”).

A holder of shares of Common Stock shall be entitled to one vote for each and every share of Common Stock standing in such holder’s name in the books of the Corporation.

FIFTH. The number of directors shall be fixed from time to time exclusively by the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the directors then in office.

Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, disability or removal.

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

SEVENTH. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH, in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Third Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Howard Hughes Holdings Inc., a Delaware corporation (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.

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